Exhibit 3

Execution Version

GOVERNANCE AND VOTING AGREEMENT

by and between

SEARCHLIGHT II BZQ, L.P.

and

T.N.R. INVESTMENTS LTD.

Dated as of December 2, 2019

i

Exhibits

Exhibit A	Control Permit

Exhibit B	Interim Sponsors Agreement (including the Term Sheet attached as Exhibit C thereto)

Schedules

Schedule 1	Closing Ownership Table

ii

THIS GOVERNANCE AND VOTING AGREEMENT (this “Agreement”) is entered into as of December 2, 2019 (the “Closing Date”), by and between Searchlight II BZQ, L.P., a Cayman Islands exempt limited partnership (“Searchlight”, and together with its Affiliates who, from time to time, hold Ordinary Shares (as defined herein) , the “Searchlight Shareholders”) and T.N.R. Investments Ltd., an Israeli company (“TNR” , and together with its Affiliates who, from time to time, hold Ordinary Shares, the “TNR Shareholders”).  Each of the parties hereto is also referred to herein as a “Shareholder”, and, collectively, as the “Shareholders”.

RECITALS

WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of June 24, 2019, by and among Internet Gold — Golden Lines Ltd., an Israeli company (the “Seller”), B Communications Ltd., an Israeli company (the “Company”), Searchlight and TNR (the “Purchase Agreement”), each of Searchlight and TNR has acquired, on the Closing Date, concurrently with the consummation  (the “Closing”) of the transactions contemplated by the Purchase Agreement (the “Transaction”), and as of the Closing Date owns, such number of Ordinary Shares (as defined herein) set forth opposite such Shareholder’s name on Schedule 1 attached hereto;

WHEREAS, on November 11, 2019, the Minister of Communication of the State of Israel and the Prime Minister of the State of Israel have issued Searchlight and TNR a control permit, allowing the consummation of the transactions contemplated by the Purchase Agreement, attached hereto as Exhibit A (as the same may be amended, restated, replaced, supplemented or otherwise modified, the “Control Permit”), pursuant to the Communication Law (as defined herein);

WHEREAS, in connection with the Transaction, concurrently with the execution and delivery of this Agreement, Searchlight Capital II, L.P. and Searchlight Capital II PV, L.P. and T.N.R. Real Estate Properties Ltd. have executed and delivered that certain Interim Sponsors Agreement (including the Shareholders Agreement Term Sheet attached as Exhibit C thereto), dated June 24, 2019, attached hereto as Exhibit B (collectively, together with Exhibit C attached thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with its terms, the “Shareholders Agreement”); and

WHEREAS, the Shareholders desire to promote their mutual interests as shareholders of the Company, including as necessary to ensure compliance with Applicable Law and the Control Permit, by establishing in the Shareholders Agreement and herein certain terms and conditions governing the rights and obligations in respect of their shareholding in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                    Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with reference to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; provided, however, that, for the purposes of this Agreement, in no event shall any portfolio company (as such term is customarily used in the private equity industry) of investment funds or investment vehicles advised or managed (directly or indirectly) by Searchlight Capital Partners, L.P. be considered an “Affiliate” of, or “Affiliated” with, any Searchlight Shareholder.

“Applicable Law” means, with respect to any Person, matter, fact pattern, circumstance, event or occurrence, all Laws applicable to such Person, matter, fact pattern, circumstance, event or occurrence.

“Bezeq” means Bezeq — The Israeli Telecommunication Corporation Ltd., an Israeli company.

“Bezeq Board” means the Board of Directors of Bezeq.

“Bezeq Director” means any member of the Bezeq Board.

“Communication Law” means the Communication Law (Telecommunication and Broadcasting), 5742-1982, of the State of Israel.

“Communication Order” means the Communication Order (Telecommunication and Broadcast) (The Essential Services Provided by “Bezeq” The Israeli Telecommunications Company Ltd.) — 1997.

“Company Board” means the Board of Directors of the Company.

“Company Director” means any member of the Company Board.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of another Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, or (b) the direct or indirect ownership of more than fifty percent (50%) of the equity or voting interests in such Person.

“Governmental Authority” means any national, federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency, council or instrumentality, arbitrator, court or tribunal, including self-regulated organizations or other non-governmental regulatory or quasi-governmental authority and including any national securities exchange or interdealer quotation system.

“Involuntary Transfer” means any Transfer, other than by voluntary act of a Shareholder or its Affiliates, and any proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any Ordinary Shares or any Ordinary Shares shall become encumbered, whether or not such Shareholder consents to such proceeding or action, including (a) any seizure under levy of attachment or execution, (b) any foreclosure upon the Equity Pledge, or  any other foreclosure upon a pledge of, or a security interest in, Ordinary Shares, (c) any Transfer in connection with any bankruptcy or similar proceedings relating to such Shareholder, or (d) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property. “Involuntary Transferee” has a corresponding meaning.

“Law” means any statute, law (including common law), ordinance, rule, regulation, code, order (including the Communication Order), permit (including, as applicable, the Control Permit), directive, ruling, treaty, judgment, decree, or other requirement, in each case, of any Governmental Authority (including, for the avoidance of doubt, the applicable rules of any national securities exchange or interdealer quotation system).

“New Directors” means, with respect to any subsidiary of the Company, as of any date of determination, all of the directors then on the board of directors of such subsidiary who were not directors of such subsidiary on the day immediately prior to the Closing Date; provided, however, that, notwithstanding the foregoing, any Person serving on the Bezeq Board as a Workers’ Representative shall not be considered a New Director.

“NIS” means, New Israeli Shekel, the lawful currency of the State of Israel.

“Ordinary Shares” means ordinary shares, par value NIS 0.1 each, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Permitted Affiliate” means, with respect to a Shareholder, any Affiliate of such Shareholder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any group comprised of two or more of the foregoing.

“TNR Company Ownership Percentage” means, as of any time of determination, the quotient (expressed as percentage) obtained by dividing (a) the number of Ordinary Shares held by the TNR Shareholders as of such time of determination by (b) the total number of Ordinary Shares issued and outstanding as of such time of determination.

“TNR Ownership Percentage” means, as of any time of determination, the quotient (expressed as percentage) obtained by dividing (a) the number of Ordinary Shares held by the TNR Shareholders as of such time of determination by (b) the total number of Ordinary Shares held by the TNR Shareholders and the Searchlight Shareholders as of such time of determination.

“TNR Required Company Representation” means such number of Company Directors equal to the higher of (a) the TNR Ownership Percentage multiplied by the number of Company Directors then serving on the Company Board, rounded up to the nearest whole number and (b) nineteen percent (19%), multiplied by the number of Company Directors then serving on the

Company Board, rounded up to the nearest whole number; provided that such number shall not be less than one (1).

“Total Ownership” means, as of any time of determination, the total number of Ordinary Shares held, as of such time of determination, by the TNR Shareholders and the Searchlight Shareholders.

“Transfer” means, directly or indirectly, any sale, transfer, assignment, conveyance, exchange, pledge, encumbrance, hypothecation or any similar disposition of, either voluntarily or involuntarily (including by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings and any other form of Involuntary Transfer), or entrance into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, exchange, pledge, encumbrance, hypothecation or similar disposition of, any Ordinary Shares or any interest in such Ordinary Shares, it being understood that in the event any Shareholder or a Permitted Affiliate is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) and it ceases to be controlled by the same Person(s) controlling such Shareholder or such Permitted Affiliate, or by such Person’s successors, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.  The terms “Transferred”, “Transferring” and “Transferee” have correlative meanings.

“Workers’ Representative” has the meaning assigned to such term in Article 84 of the Articles of Association of Bezeq.

Section 1.2                                    Table of Defined Terms.

Term	Section

“Affiliate”	1.1

“Agreement”	Preamble

“Applicable Law”	1.1

“Bezeq Board”	1.1

“Bezeq Director”	1.1

“Bezeq”	1.1

“Closing Date”	Preamble

“Closing”	Preamble

“Communication Law”	1.1

“Communication Order”	1.1

“Company Board”	1.1

“Company Director”	1.1

“Company”	Preamble

“Control Permit”	Preamble

“Governmental Authority”	1.1

“Involuntary Transfer”	1.1

“Involuntary Transferee”	1.1

“Law”	1.1

“NIS”	1.1

“Ordinary Shares”	1.1

“Permitted Affiliate”	1.1

“Person”	1.1

“Proposed Company Slate”	2.1(a)

“Proposed Subsidiary Slate”	2.1(b)

“Purchase Agreement”	Preamble

“Required Voting Percentage”	2.2(a)

“Restricted Matters”	2.4

“Searchlight Company Designees”	2.1(a)(ii)

“Searchlight Shareholders”	Preamble

“Searchlight Subsidiary Designees”	2.1(b)(ii)

“Searchlight”	Preamble

“Seller”	Preamble

“Shareholder”	Preamble

“Shareholder Related Party”	3.13

“Shareholders Agreement”	Preamble

“TNR Company Designees”	2.1(a)(i)

“TNR Ownership Percentage”	1.1, 1.1

“TNR Required Company Representation”	1.1

“TNR Shareholders”	Preamble

“TNR Subsidiary Designee”	2.1(b)(i)

“TNR”	Preamble

“Total Ownership”	1.1

“Transaction”	Preamble

“Transfer”	1.1

Section 1.3                                    Other Definitional Provisions.

(a)                                 All references in this Agreement to Articles, Sections, clauses, Exhibits and Schedules shall be deemed to be references to Articles, Sections and clauses of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement (and, for purposes of clarification, references to this “Agreement” shall include all Exhibits and Scheduled attached hereto).  Words in the singular include the plural, and words in the plural include the singular.  Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The term “or” is not exclusive and shall have the meaning represented by the term “and/or”.  The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  All references to a “party” or “parties” mean a party or parties to this Agreement unless the context requires otherwise.  Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  The use of the masculine, feminine or neuter gender form of words used herein (including defined terms) shall not limit any provision of this Agreement.

(c)                                  Covenants in this Agreement requiring a Person to use its “reasonable best efforts” shall be an obligation of such Person to use its reasonable best efforts (subject to, with respect to such Person, Applicable Law) to take, or cause to be taken, all reasonable actions within such Person’s control to comply with that covenant (including voting any securities held by such Person as reasonably necessary to effectuate the action or thing required by such covenant); provided, however, that a Person’s “reasonable best efforts” shall not require such Person to (1) breach any Applicable Law, (2) pay any penalty, compensation or other consideration to any third party, or offer or grant any accommodation (financial or otherwise) to any third party, or (3) agree to any modifications or amendments to this Agreement or any other agreement to which such Person is a party.

(d)                                 Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any agreement, instrument or document to be drafted.

ARTICLE II.

BOARD REPRESENTATION; VOTING; GOVERNANCE

Section 2.1                                    Board Representation.

(a)                                 Company Board.  From and after the Closing, except as otherwise expressly provided herein, with respect to each instance when any Persons are to be elected, reelected or otherwise appointed as Company Directors, the Shareholders, collectively, shall designate such a director slate (the Persons nominated being referred to as the “Proposed Company Slate”) as follows:

(i)                                     Of the Proposed Company Slate, TNR shall have the right to designate such number of Persons to serve as Company Directors that would cause the number of Company Directors designated by TNR (taking into account the Initial Directors and assuming, for the purposes of this Section 2.1(a)(i), that all such TNR-designated Persons have been elected as members of the Company Board) to equal to the TNR Required Company Representation; provided that each such Person designated by TNR must meet at the time of nomination any applicable requirements and qualifications under Applicable Law (the “TNR Company Designees”); and

(ii)                                  Of the Proposed Company Slate, for so long as the Searchlight Shareholders hold, together, more than fifty percent (50%) of the Total Ownership, Searchlight shall have the right to designate all of the Proposed Company Slate other than the number of Persons TNR has the right to designate pursuant to Section 2.1(a)(i); provided that each such Person designated by Searchlight must meet at the time of nomination any applicable requirements and qualifications under Applicable Law (the “Searchlight Company Designees”).

(b)                                 Bezeq and Subsidiary Board.  From and after the Closing, with respect to each instance when any Persons are to be elected, reelected or otherwise appointed as members of the board of directors of Bezeq or any of its subsidiaries, as the case may be, each of the Shareholders (solely in its capacity as a shareholder of the Company and not in any other capacity whatsoever)

shall use its reasonable best efforts to cause the Company to designate for inclusion among the nominees  to be included in such director slate (with respect to Bezeq and each such subsidiary of Bezeq, the Persons so designated by the Company to be included among the nominees being referred to as the “Proposed Subsidiary Slate”) as follows:

(i)                                     Of the Proposed Subsidiary Slate, after the Closing Date, and until the later to occur of (a) TNR Shareholders hold less than fifteen percent (15%) of the Total Ownership, and (b) TNR designated directors in such subsidiary of the Company are no longer mandated by the Communication Order, TNR shall be entitled to designate such number of directors that would cause the number of New Directors then serving on the board of directors of such subsidiary of the Company who were designated by TNR (taking into account the Initial Directors and assuming, for the purposes of this Section 2.1(b)(i), that all such TNR-designated Persons have been elected and are serving as members of such board of directors) to equal the higher of (I) the lesser of (x) twenty percent (20%) of all of the New Directors on the board of directors of such subsidiary of the Company (rounded up to the nearest whole number) and (y) the minimum number (if any) mandated by the Communication Order (based on changes in Applicable Law occurring after the Closing Date) with respect to such subsidiary of the Company (and zero if none mandated), and (II) one (1); provided that, notwithstanding anything herein or otherwise to the contrary, each such Person designated by TNR must meet, at the time of nomination, any applicable requirements and qualifications under Applicable Law (the “TNR Subsidiary Designee”); provided, further, that for so long as the Searchlight Shareholders hold, together, more than fifty percent (50%) of the Total Ownership, (a) in no event shall the number of TNR-designated Persons on any board of directors of any subsidiary of the Company exceed the number of Searchlight-designated Persons on such board of directors (and, for the avoidance of doubt, any otherwise designation rights of TNR pursuant to this Section 2.1(b) shall be adjusted accordingly); and (b) in the event that, at any given time, TNR is entitled to designate more than one board member of the Proposed Subsidiary Slate in accordance with the foregoing, then: (i) the first Person so designated shall be at the discretion of TNR (subject to and without limiting the foregoing), and (ii) any additional board members of such Proposed Subsidiary Slate (if any) shall be an external director (“director hitzoni” as defined in the Companies Law), independent director (“director bilti talui”, as defined in the Companies Law), or other director position (whether external, independent or otherwise, but not a Workers Representative) as will be assigned by Searchlight to TNR, in Searchlight’s sole discretion; and

(ii)                                  Of the Proposed Subsidiary Slate, for so long as the Searchlight Shareholders hold, together, more than fifty percent (50%) of the Total Ownership, Searchlight shall have the right to designate all of the Proposed Subsidiary Slate other than the number of Persons TNR has the right to designate pursuant to Section 2.1(b)(i); provided that each such Person designated by Searchlight must meet, at the time of nomination, any applicable requirements and qualifications under Applicable Law (the “Searchlight Subsidiary Designees”).

(c)                                  For the avoidance of doubt and notwithstanding anything to the contrary, TNR shall not be entitled to designate any nominees to serve as directors at any time when, if assuming, for the purposes of this Section 2.1(c), that if no TNR-designated Persons have been elected to serve on the board in the upcoming board members’ election, following the election of the new board members (of the Company, Bezeq or any of its subsidiaries), the number of such TNR Designees, serving on such board of directors, will be at least equal to the minimal requirements, as described in Section 2.1(a) and Section 2.1(b) above.

(d)                                 Initial Boards.  The Shareholders hereby acknowledge that, as of the Closing Date (i) Ran Fuhrer and Shlomo Zohar are TNR Company Designees, (ii) Ran Fuhrer is a TNR Subsidiary Designee, (iii) Darren Glatt, Phil Bacal and Stephen Joseph are Searchlight Company Designees, and (iv) Darren Glatt is a Searchlight Subsidiary Designee (each of the foregoing, an “Initial Director”).

(e)                                  Action.

(i)                                     Subject to Applicable Law, each Shareholder shall use its reasonable best efforts to cause the Company Board and the board of any subsidiary of the Company (including the Bezeq Board), as applicable, at all times to consist of the Searchlight Company Designees, TNR Company Designee, Searchlight Subsidiary Designees and TNR Subsidiary Designees, as specified in Section 2.1(a) and Section 2.1(b), as applicable, and to cause the election of each such Company Director or director of any subsidiary of the Company designee designated pursuant to such Sections to the Company Board or the board of directors of any subsidiary of the Company (including the Bezeq Board), as the case may be, including nominating such individuals to be elected as Company Directors or directors of subsidiaries of the Company (including Bezeq Directors), as provided herein.

(ii)                                  Without limiting anything herein contained (including Section 2.2), (x) each of the Shareholders shall vote any Ordinary Shares owned or held by it, at each annual or special meeting of shareholders of the Company at which Company Directors are to be elected, to cause the individuals designated pursuant to Section 2.1(a) or Section 2.1(b), as applicable, to be elected to the Company Board, and (y) each of the Shareholders agrees to use its reasonable best efforts to cause the election of each such designee to the Company Board or the board of directors of each subsidiary of the Company (including the Bezeq Board), including nominating such individuals to be elected as members of the Company Board or the board of directors of such subsidiary.

(iii)                               No Shareholder shall take any action or do any thing in contravention with the provisions of this Article II.

Section 2.2                                    Minimum TNR Shareholder Vote.  Without limiting anything contained in this Agreement (including Section 2.3) and subject thereto:

(a)                                 For so long as an “Israeli partner” in the controlling stake of Bezeq is mandated by Applicable Law, the TNR Shareholders, together, shall at all times have the right to vote at all general shareholder meetings of the Company such percentage of the total issued and outstanding Ordinary Shares as is equal to the higher of (i) the TNR Company Ownership Percentage (as of the applicable time), and (ii) nineteen percent (19%) (the higher of clause (i) and clause (ii), the “Required Voting Percentage”).

(b)           Searchlight shall grant a proxy to vote such number of Ordinary Shares held by it prior to each general shareholder meeting of the Company to the extent necessary to allow the TNR Shareholders, together, to be able to vote at such general shareholder meeting (taking into account all the Ordinary Shares held by the TNR Shareholders or with respect to which the TNR Shareholders have voting power) the Required Voting Percentage.

Section 2.3            Voting.  Without limiting anything contained in this Agreement (including Section 2.4) or the Shareholders Agreement, and subject thereto, with respect to each matter brought before any general shareholder meeting of the Company, of any kind, each Shareholder shall vote its Ordinary Shares and any Ordinary Shares over which it holds a proxy pursuant to Section 2.2(b) (if any), as it deems appropriate, in each case, consistent with the provisions of this Agreement, the Shareholders Agreement and any other written agreements entered into between the Shareholders and the Communication Order; provided that, notwithstanding anything herein or otherwise to the contrary (but, in each case, subject to and without limiting Section 2.4), each Shareholder shall vote, in every general shareholder meeting of the Company, all of its Ordinary Shares and all of the Ordinary Shares over which it holds a proxy or otherwise has voting power (i) in accordance with Section 2.1 (including in favor of the election of Proposed Company Slate as determined pursuant to Section 2.1(a)), and in favor of the compensation of such Company Directors as approved by the Company Board, (ii) in favor of any amendment to the Articles of Association of the Company that has been approved by the Company Board, (iii) in favor of any change to the capital structure of the Company (including any increase in the registered or authorized share capital) that has been approved by the Company Board, and (iv) against any (x) amendment to the Articles of Association of the Company, or (y) change to the capital structure of the Company (including any increase in the registered or authorized share capital), in each case of this clause (iv), that has not been approved by the Company Board.

Section 2.4            Restricted Matters.  Without the prior written consent of TNR, in each case, subject to Applicable Law, the Searchlight Shareholders (solely in their capacity as shareholders of the Company and not in any other capacity whatsoever) shall vote against (and TNR shall not be required to vote in favor of), any of the following transactions (“Restricted Matters”):

(a)           any matter which has a disproportionate and materially adverse effect on the TNR Shareholders relative to other shareholders of the Company (including the Searchlight Shareholders);

(b)           any transactions of the Company, Bezeq or any of its subsidiaries that are, in each case, covered by the provisions of Section 270(4) of the Companies Law (other than the agreement referenced in Section 2.5); and

(c)           Any requests to, or agreements with, in each case after the date hereof, the Ministry of Communication or any other regulator with respect to any changes to the regulatory requirements on TNR.

Section 2.5            Management Services Agreement.  Subject to (i) Applicable Law, (ii) the Purchase Agreement, and (iii) any necessary approvals by Bezeq’s or the Company’s organs, if and as requested by Searchlight, the Shareholders shall use their respective reasonable best efforts to cause Bezeq or the Company to enter into a customary management services agreement with

Searchlight and TNR (or their respective Affiliates) pursuant to which, among other things, Bezeq or the Company shall pay Searchlight and TNR (or such Affiliates) a customary fee, to be allocated between Searchlight and TNR (or such Affiliates) pro-rata, based on their share of the Total Ownership.  For clarity, TNR will be entitled to waive any right granted to it under this Section 2.5 (including the right to receive fees), without the consent of Searchlight.

ARTICLE III.

MISCELLANEOUS

Section 3.1            Confidentiality.  The confidentiality provisions of the Shareholder Agreement shall apply to this Agreement, mutatis mutandis.

Section 3.2            Termination.

(a)           This Agreement shall terminate on the earlier of (i) the date on which Searchlight and TNR shall have agreed in writing to terminate this Agreement, and (ii) the date on which none of the TNR Shareholders and none of the Searchlight Shareholders (including any such Persons joining this Agreement and becoming a TNR Shareholder or Searchlight Shareholder, as the case may be) own any Ordinary Shares.  Notwithstanding anything herein or otherwise to the contrary, the rights of the Shareholders under Section 2.1 (and obligations (including voting obligations) related to such rights pursuant to Article II) shall expire and terminate upon the later of (i) such date on which the Searchlight Shareholders hold, together, less than fifty percent (50%) of the Total Ownership, and (ii) the covenants under Section 2.1 are no longer mandated by the Communication Order.

(b)           Nothing in this Section 3.2 shall relieve any party from liability for any breaches of any provision of this Agreement prior to the termination thereof in accordance with the foregoing.

Section 3.3            Amendments and Waivers.  No amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against any of the parties without the prior written approval of Searchlight and TNR.  The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

Section 3.4            Successors, Assigns and Transferees; Third Parties.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Except as expressly permitted by this Agreement, no party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto; provided that no such assignment shall relieve the assigning party of any of its obligations hereunder.  No Person who is not a party to this Agreement shall have any rights under this Agreement (including enforcement rights).

Section 3.5            Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified if delivered during normal business hours of the recipient, if not, then on the next Business Day, (b) if delivered by electronic mail, on the day of delivery to the email address specified in this Section 7.6 (having obtained electronic delivery confirmation thereof), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to Searchlight, to:

c/o Searchlight Capital Partners
745 Fifth Avenue, 27th Floor
New York, NY 10151
Attention: Darren Glatt; Nadir Nurmohamed

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10011
Attention: David A. Kurzweil; Eyal N. Orgad

if to TNR, to:

T.N.R. Real Estate Properties Ltd.
HaShiloah Street 6, Petah Tiqva
4951439, Israel
Attention: Tal Fuhrer; Ran Fuhrer

with a copy to (which shall not constitute notice):

Herzog Fox and Neeman
Asia House, 4 Weizmann St.,
 Tel Aviv 6423904, Israel
Attn: Niv Sivan

Neopharm Group
HaShiloah Street 6, Petah Tiqva
4951439, Israel
Attention: General Counsel

Section 3.6            Further Assurances.  Without limiting anything contained in this Agreement or the Shareholders Agreement and subject thereto, at any time or from time to time after the Closing Date, the parties agree to cooperate with one another, and at the request of any other party, to execute and deliver any further reasonable instruments or documents and to take all such further reasonable action as any other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 3.7            Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement together with the Shareholders Agreement and the other agreements contemplated hereby and thereby embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.  In the event of any contradiction or inconsistency between the provisions of this Agreement and the Shareholders Agreement, the provisions of the Shareholders Agreement shall control.

Section 3.8            Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 3.9            Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel without regard to conflict of law principles or rules thereof that would mandate or permit the application of the laws of any other jurisdiction.

(b)           Any dispute arising out of or relating to, this Agreement or the transactions contemplated thereby, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Chamber of Commerce Rules for Non-Administered Arbitration of International Disputes, by sole arbitrator appointed in accordance with such rules.  Judgment upon the award rendered by such sole arbitrator may be entered by any court having jurisdiction thereof.  The seat of the arbitration shall be Zurich, Switzerland.  The arbitration shall be conducted in the English language.  The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, its reasonable attorneys’ fees and costs, including the costs of the arbitration.  The Shareholders shall keep confidential (i) the fact that any arbitration occurred, (ii) any awards awarded in the arbitration, (iii) all materials used, or created for use in the arbitration, and (iv) all other documents produced by another party in the arbitration and not otherwise in the public domain, except, with respect to each of the foregoing, to the extent that disclosure may be required under Applicable Law (including to protect or pursue a legal right) or necessary to enforce or challenge an arbitration award before a court or other judicial Governmental Authority.

Section 3.10          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 3.11          Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

Section 3.12          Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 3.13          No Recourse.  Notwithstanding anything to the contrary in this Agreement, each Shareholder agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, shall be had against any former, current or future director, officer, employee, agent, advisor, attorney, representative, general or limited partner, stockholder, member or co-investor of any Shareholder or of any Affiliate or assignee thereof, or any former, current or future director, officer, employee, agent, advisor, attorney, representative, general or limited partner, stockholder, member or co-investor of any of the foregoing (each a “Shareholder Related Party”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, theory or other Applicable Law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred, whether by piercing of the corporate (or limited liability company or limited partnership) veil, by a claim (whether at law, in equity, in contract, in tort or otherwise), by any Shareholder Related Party or assignee thereof, as such for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 3.14          Counterparts; .pdf Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by .pdf signature(s).

Section 3.15          No Partnership.  Nothing in this Agreement and no actions taken by the parties hereto under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between any of the parties hereto or cause any party hereto to be deemed the agent of any other party for any purpose.

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IN WITNESS WHEREOF, the parties hereto have executed this Governance and Voting Agreement as of the Closing Date.

Searchlight II BZQ, L.P.

By: Searchlight II BZQ GP, Ltd., its general partner

By:	/s/ Darren Glatt
Name: Darren Glatt
Title: Authorized Person

T.N.R. Investments Ltd.

By	/s/ David Fuhrer
Name: David Fuhrer
Title: Director